UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 28, 2007

Date of Report (Date of earliest event reported)

SPANSION INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51666	20-3898239
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 962-2500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Spansion Japan Credit Facility

On December 28, 2007, Spansion Japan Limited (“Spansion Japan”), an indirect Japanese subsidiary of Spansion Inc. (the “Company”), entered into a Revolving Credit Facility Agreement (the “Credit Facility”), with the several financial institutions party thereto (the “Lenders”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), as Agent. The Credit Facility provides for a revolving credit facility in the aggregate principal amount of up to ¥14.0 billion (or up to approximately $127.8 million based on a U.S. dollar to yen exchange rate of $1.00 to approximately ¥109.6 as of January 2, 2008), subject to certain limitations. Because the amount subject to the Credit Facility is denominated in yen, the estimated dollar amount stated above is subject to change based on applicable exchange rates.

Available amounts for borrowing under the Credit Facility are limited to the amount of trade receivables held by Spansion Japan against certain customers as agreed by Spansion Japan and the Lenders (the “Trade Receivables”). If at anytime the aggregate amount of borrowings under the Credit Facility exceeds the amount of the Trade Receivables, Spansion Japan is obligated to prepay an amount such that borrowings outstanding after such prepayment are below the level of the Trade Receivables. Borrowings may be for a term of one week or more, but not more than three months, as determined by Spansion Japan. Amounts borrowed under the Credit Facility bear interest at a rate equal to the Japanese yen Tokyo Interbank Offered Rate, or Japanese yen TIBOR, at the specified date preceding or at the time of the borrowing in accordance with the terms of the Credit Facility, plus a margin of .50 percent per annum. As of December 28, 2007, Japanese yen TIBOR applicable to borrowings under the Credit Facility ranged from approximately 0.61 to 0.86 percent, depending on the term of the relevant borrowing.

Pursuant to the terms of the Credit Facility, Spansion Japan is not permitted, among other things, to create any security interests or liens on the Trade Receivables; change its primary business; subordinate the payment of its debt under the Credit Facility to the payment of any unsecured debts; and enter into any merger, company partition, exchange or transfer of shares, assign all or a part of its business or assets to a third party, or otherwise transfer all or a material part of its assets to a third party, subject to certain exceptions.

Spansion Japan’s debt under the Credit Facility will automatically become due and payable without any notice or demand in situations where proceedings of bankruptcy, insolvency, dissolution or similar matters are effected by or against Spansion Japan. The debt under the Credit Facility will become due and payable upon notice to Spansion Japan by the lenders in an event of default, which includes, among other things, the following: a default in performance of payment; if any of Spansion Japan’s debts or guarantee obligations (other than those under the Credit Facility) in an aggregate amount exceeding ¥1.0 billion (approximately $9.1 million based on a U.S. dollar-to-yen exchange rate of $1.00 to ¥109.6 as of January 2, 2008) become due and payable or if Spansion Japan has suspended its business or its business is suspended by a government authority, in each case if not cured within applicable time periods set forth in the Credit Facility.

The Credit Facility may be terminated in an event of default or by either party upon written notice in accordance with the terms of the Credit Facility. The Credit Facility expires December 28, 2009, subject to extension upon agreement of the parties in accordance with the terms of the Credit Facility.

The preceding description of the Credit Facility is qualified in its entirety by reference to the full text of the Credit Facility, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

Amendment of Fujitsu Distribution Agreement

On December 28, 2007, the Company entered into Amendment No. 1 to the Amended and Restated Fujitsu Distribution Agreement effective as of October 1, 2007 (the “Amendment”) with Fujitsu Limited (“Fujitsu”), which amends the Amended and Restated Distribution Agreement between the Company and Fujitsu Limited (the “Fujitsu Agreement”), filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated December 21, 2005. The Company considers Fujitsu to be a related party because Fujitsu is the holder of the Company’s sole outstanding share of Class C Common Stock, which gives Fujitsu the exclusive right to appoint a member to the Company’s Board of Directors.

Among other terms, the Amendment provides the following changes to the Fujitsu Agreement:

•	Fujitsu will no longer have territorial exclusivity in Japan, but subject to certain performance criteria, will continue to have exclusive distribution rights to certain accounts in Japan.

•	Beginning on April 1, 2008, the Company may enter into distribution agreements with Fujitsu’s sub-distributors in Japan.

•	Certain provisions that contained contingencies related to Fujitsu’s level of stock ownership in the Company were deleted.

•	The Company agreed to negotiate in good faith a successor distribution agreement with Fujitsu Electronics, Inc., or such other semiconductor sales group affiliate of Fujitsu.

•	The Fujitsu Agreement will have a termination date of September 30, 2008 unless earlier terminated.

The preceding description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ended December 30, 2007.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Facility, on December 28, 2007, Spansion Japan terminated the Amended and Restated Uncommitted Revolving Credit Facility Agreement, dated March 31, 2006, with BTMU, and the Uncommitted Revolving Credit Facility Agreement, dated as of September 29, 2006, with Resona Bank.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

[Signature Page Follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2008	SPANSION INC.

	By:	/s/ Robert C. Melendres
	Name:	Robert C. Melendres
	Title:	Executive Vice President, Chief Legal Officer and Corporate Development

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